                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_]  Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    SUPOSS                                      DEAN                         A.
________________________________________________________________________________
   (Last)                            (First)              (Middle)

        1526 REMINGTON STREET
________________________________________________________________________________
                                    (Street)

        FORT COLLINS                            CO                      80524
________________________________________________________________________________
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                AVERT, INC.             AVRT
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year
                January - February, 2001
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

        CHAIRMAN OF THE BOARD
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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        COMMON STOCK            01/11/01         p                45          A      17.50
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        COMMON STOCK            02/12/01         P                30          A      18.00      6,825           D
------------------------------------------------------------------------------------------------------------------------------------
        COMMON STOCK                                                                          100,064           I SHARES OWNED
                                                                                                                  BY SPOUSE
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*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

FORM 5 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Option to Buy(See 1) 5.25                                  06/22/94  06/22/04  Common   33,333            33,333     D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Option to Buy(See 1) 5.25                                  06/22/95  06/22/04  Common   33,333            33,333     D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Option to Buy(See 1) 5.25                                  06/22/96  06/22/04  Common   33,333            33,333     D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Option to Buy(See 1) 5.25                                  06/22/97  06/22/04  Common   33,333            33,333     D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Option to Buy(See 1) 5.25                                  06/22/98  06/22/04  Common   33,333            33,333     D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Option to Buy(See 1) 5.25                                  06/22/99  06/22/04  Common   33,335            33,335     D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Option to Buy(See 1) 4.188                                 01/01/00  01/01/09  Common   20,000            20,000     D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Option to Buy(See 1) 4.188                                 01/01/01  01/01/09  Common   20,000            20,000     D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Option to Buy(See 1) 4.188                                 01/01/02  01/01/09  Common   20,000            20,000     D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Option to Buy(See 1) 4.188                                 01/01/03  01/01/09  Common   20,000            20,000     D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Option to Buy(See 1) 4.188                                 01/01/04  01/01/09  Common   20,000            20,000     D
                                                                                Stock
-----------------------------------
====================================================================================================================================

Explanation of Responses:
(1)  These options were granted under the Amended and Re-stated Avert, Inc. 1994 Stock Incentive Plan.

/s/     Dean A. Suposs                                          06/20/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

**   Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.

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